UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2007

American Media Operations, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-11112	59-2094424
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 American Media Way Boca Raton, Florida	33464
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 997-7733

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of July 18, 2007, Austin M. Beutner, Co-Chief Executive Officer, President and Chief Investment Officer of Evercore Partners, resigned as a member of the Board of Directors of American Media Operations, Inc. (the “Company”).

Effective as of July 18, 2007, Kathleen G. Reiland was elected by the Board of Directors of the Company to serve as a director of the Company.

Ms. Reiland is a Senior Managing Director and the Chief Operating Officer of Evercore Partners’ investment management business. Evercore Partners beneficially owns 21.8% of the Class A Units of EMP Group L.L.C. (the “LLC”). The LLC is the indirect parent of the Company.

Prior to joining Evercore, Ms. Reiland was a Principal and buy-side equity research analyst with Sanford C. Bernstein & Co., Inc. and a consultant at Bain & Company, Inc. Ms. Reiland currently serves as a director of Diagnostic Imaging Group, and MBI, Inc. Ms. Reiland holds an A.B. from Duke University and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College.

Evercore Partners beneficially owns 10.2% of Vertis Inc. (“Vertis”). Vertis performs significant portions of the Company’s Newspaper Publications pre-press operations. Payments for these services totaled $3.5 million for the fiscal year ended March 31, 2007 and $0.8 million for the period from April 1, 2007 to the present. Trade payables to Vertis are currently approximately $0.3 million.

For a discussion of the other transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K, see Item 13, “Certain Relationships and Related Transactions” in AMOI’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN MEDIA OPERATIONS, INC.
(Registrant)

Date: July 19, 2007	By:	/s/ JOHN F. CRAVEN
	Name:	John F. Craven
	Title:	Executive Vice President and Chief Financial Officer